Exhibit 10.15

PARTICIPATION

AND

EXPLORATION AGREEMENT

THIS PARTICIPATION and EXPLORATION AGREEMENT (“Agreement”) is made and entered into this 3rd day of August 2009 but effective the 1st day of January 2009 (the “Effective Date”) between Century Exploration Houston, Inc. (“Century”), a Delaware corporation, RAAM Global Energy Company (“Century’s Parent”), a Delaware corporation, and TechXplore, L.P. (“TechXplore”), a Texas limited partnership. Together, Century and TechXplore are each sometimes referred to individually herein as “Participant” and collectively as “Participants”.

RECITALS

WHEREAS, the Participants have been jointly engaged in the exploration and production in the Exploration Area (as hereinafter defined) since January 1, 2003 pursuant to various agreements between them;

WHEREAS, a number of the provisions of the prior agreements are outdated and the Participants hereby desire to enter into a new agreement, the terms of which shall comprise the present and complete understandings and circumstances of the Participants and shall supersede all the prior verbal and written agreements between them;

WHEREAS, the Participants shall acquire and evaluate certain geological information and acquire, process and evaluate three dimensional seismic data (“3D Data”) in order to identify, delineate and confirm discrete geologic or geophysical anomalies (individually a “Prospect” and collectively “Prospects”), favorable to the accumulation of oil, gas and other liquid or liquefiable hydrocarbons (“Hydrocarbons”) primarily onshore in Texas and Louisiana as defined on the plat attached hereto as Exhibit “A-1” (the “Exploration Area”) and do all things necessary to bring the Prospects to a drillable state; and

WHEREAS, Prospects shall be generated and designated from time to time within areas of mutual interest within the Exploration Area in accordance with this Agreement and the Participants shall obtain leases, farmout agreements, or other arrangements, and shall thereafter conduct drilling operations on the Prospects to explore for, produce and develop Hydrocarbons (all such activities hereinafter sometimes referred to as the “Exploration Activities”).

NOW THEREFORE, in consideration of the promises, mutual covenants and obligations contained herein, it is agreed as follows:

Section 1. Contributions of Each Participant. As consideration for the respective Percentage Interests (as hereafter defined) to be earned by the Participants hereunder, the Participants agree to the following:

(a) Contribution of Century.

(i)	Seismic Data. Pursuant to the following: (A) agreements dated December 13, 2002, March 28, 2003 and November 19, 2003, between Century’s Parent and Seitel Data, Ltd.; (B) an agreement dated June 22, 2004 between Century’s Parent and Echo Geophysical Corporation; (C) the of 3D seismic data in Jasper, Orange and Newton Counties, Texas acquired by Eagle Geophysical, Inc. pursuant to an agreement with Century’s Parent dated March 16, 2005 referred to as the JASPO project; (D) the purchase of 3D seismic data from Seismic Exchange, Inc. in the Bayou Carlin area in St. Mary Parish, Louisiana pursuant to an agreement between Century’s Parent and Penn Virginia Oil & Gas Corporation; and (E) other seismic acquisition agreements that Century’s Parent and/or Century may enter into at their sole discretion from time to time during the Term (as hereinafter defined): ((A), (B), (C), (D) and (E) collectively, the “Data Purchase Agreements”), Century’s Parent has acquired, or will acquire, licenses to certain 3D Data in Louisiana and Texas. Subject to any restrictions contained in the Data Purchase Agreements, Century’s Parent shall make available to the Participants the 3D Data licensed pursuant to the Data Purchase Agreements for TechXplore’s analysis and interpretation for purposes of this Agreement. As to the JASPO project TechXplore is entitled to a license to the 3D seismic data from Century granting it the right to review and work said data and to twenty-five percent (25%) of the proceeds associated with any future sales or license of the JASPO 3D Data. Said license will be delivered to TechXplore within sixty (60) days of receipt of a written request by TechXplore for same.

(ii)	Seismic Reprocessing. Subject to Century’s approval, the Participants shall cause the 3D Data described above to be reprocessed (if same has not already been reprocessed) at a reasonable cost and on a reasonable schedule, consistent with the recommendations of TechXplore. The extent of expenditures in respect thereof shall be subject to the availability of capital as determined by Century. From time to time, as the reprocessing by third party contractors is completed, the reprocessed 3D Data shall be delivered to Century and/or TechXplore for calibration and interpretation in a manner to be agreed to by the Participants.

(iii)

Office Space, Equipment and General and Administrative Expenses. During the Term Century or Century’s Parent shall make available at no cost to TechXplore office space and equipment to be used by the personnel of Century and TechXplore dedicated to the Exploration Activities. This shall include: (i) office space; (ii) standard business equipment and the expenses associated with daily operations, including, phone, fax, internet, copiers, office supplies, furniture, and (iii) computer hardware, software, work stations and other equipment used to process, interpret and map the 3D Data and to generate Prospects. The level of these expenditures for each year shall be set in accordance with Century’s Parent’s normal budgeting procedures as may be in effect from time to time. Century’s approval shall be required for any expenditure greater than $2,000 prior to such expense being incurred.

(iv)	Century Dedicated Personnel and Professional Services. Century shall dedicate the following professional personnel to the Exploration Activities contemplated under this Agreement: Clifton R. Naylor, Jr., Richard A. Jackson, and Chris Lipari. Each of these individuals has entered into an employment agreement with Century in the form attached as Exhibits “B-1”, “B-2”, and “B-3”, respectively, and such are hereby automatically extended for the Term. Further, at the request of TechXplore and upon approval of Century, Century shall retain the services of professional consultants to assist TechXplore in its evaluation of the Exploration Area. The terms of such consulting services shall be determined by Century.

(b) Contributions by TechXplore. TechXplore shall dedicate the following professional personnel to the Exploration Activities and to other related functions: Wayne L. Adams, Russell E. Wilson and John A. Gambill. Each of these individuals have entered into an employment agreement with Century in the form attached as Exhibits “B-4”, “B-5 or “B-6” hereto, respectively, and such are hereby automatically extended for the Term.

Section 2. Percentage Interests. In consideration for the contributions of each of the Participants set out above and subject to the other provisions of this Agreement, each Participant shall earn the right to participate in the Exploration Activities and bear the costs thereof in the following percentages (“Percentage Interests”):

Century	75%
TechXplore	25%

Section 3. Designation of Areas of Mutual Interest. This Agreement establishes two types of areas of mutual interest (individually an “AMI” and collectively “AMI’s”) within the Exploration Area, and the Participants have further delineated them on the outlines and plats which are attached hereto, and in the aggregate constitute Exhibit “A” attached hereto. The categories of AMI’s that are shown are: (i) the current exterior boundaries of all the 3D Data surveys which Century’s Parent and/or Century have licensed under the Data Purchase Agreements and other data which Century has contributed pursuant to this Agreement, together with the exterior boundaries of any other 3D surveys under Data Purchase Agreements which the Participants may acquire during the Term (each a “3D AMI”); and (ii) an outline of each Prospect designated prior to or during the Term (each a “Prospect AMI”). If during the Term new areas outside of any particular AMI are to be explored within the Exploration Area by the Participants, a new 3D AMI or Prospect AMI shall be designated, as the case may be, to include these areas by amending Exhibit “A” to include such AMI’s. Exhibit “A” shall be a compilation of the various outlines and plats constituting the AMI’s designated from time to time hereunder as follows: Exhibit “A-1” shall contain the Exploration Area outline, Exhibit “A-2” shall contain 3D AMI outlines, and Exhibit “A-3” shall contain Prospect AMI plats. In regard to each 3D AMI, if any question arises as to the boundary of any individual seismic survey comprising that 3D AMI, the survey plat for the seismic survey in question shall define that 3D AMI.

Upon termination of this Agreement (“Termination”), if either Participant acquires leases or other contractual interests within (i) eighteen (18) months after Termination in respect to any 3D AMI which is in existence prior to the Effective Date; (ii) the later of either four (4) years from the date that any 3D AMI is established after the Effective Date or eighteen (18) months after Termination or (iii) three (3) years after Termination in respect to any Prospect AMI, the acquiring Participant shall notify the non-acquiring Participant of the details of such acquisition and the non-acquiring Participant shall have thirty (30) days from receipt of such notice to acquire up to its Percentage Interest in the acquiring Participant’s interest in the leases or other contractual interests and participate in the development of the leases in accordance with the JOA (as hereinafter defined) or other form of operating agreement if a third party is the operator. If the non-acquiring Participant elects to acquire an interest, it shall reimburse acquiring Participant within thirty (30) days of receipt of such notice for the actual costs incurred by the acquiring Participant in respect to such acquisition, proportionately reduced to the percentage acquired. If Century owns at least a twenty-five percent (25%) interest in such leases, Century may elect to be operator pursuant to the JOA.

Section 4. Prospect Generation and Designation. TechXplore and Century dedicated personnel shall analyze, interpret and otherwise utilize the 3D Data provided by Century’s Parent and/or Century under the Data Purchase Agreements, as well as other geological information, to identify geologic leads and to generate Prospects within the 3D AMI’s. Following the generation of any Prospect, the Participants shall meet to review such Prospect. If the Participants agree that such Prospect merits drilling that Prospect shall be formally designated in writing as a Prospect, a Prospect AMI shall be created and agreed to by the Participants and same shall be depicted on an amended Exhibit “A-3”.

Section 5. Prospect Description. Each Prospect so designated shall be identified by a name and an information package containing the following information shall be assembled:

(a) a comprehensive sufficient legal description of the portion of the Exploration Area comprising the Prospect together with a plat thereof of sufficient detail so that a Prospect AMI can be defined and utilized for purposes of Exhibit “A-3”;

(b) the initial well location, the primary objective formation and any secondary formations, together with technical justification for the Prospect, containing merits and risks, with reasonable support data;

(c) a summary setting forth the commercial terms of conducting the Exploration Activities within the Prospect AMI, including without limitation (i) description of the leases covering the Prospect and all agreements pertaining thereto, (ii) the working and net revenue interests of the leases within the Prospect AMI, (iii) in the case of a farmout agreement, any contractual conditions, covenants or restrictions, such as acreage or depth limitations, continuous drilling requirements, reversionary rights or similar anticipated terms; and (iv) in the case of a lease, anticipated stipulations imposing obligations regarding archeological, cultural or other surveys, reports or similar requirements;

(d) an estimate of expenses incurred to date by the Participants in negotiating and obtaining the appropriate farmout agreement or leases;

(e) an estimate of the cost of drilling, completing and operating the exploration and development wells proposed for each Prospect;

(f) the number of potential well locations in respect of the Prospect, and range of potential reserves;

(g) at a minimum, an integrated time or depth structure map at the primary objective and, if applicable, one seismic amplitude map at the primary objective; and

(h) any other available pertinent information.

Section 6. Prospect Participation and Operations.

(a) Within fifteen (15) days of the formal designation of a Prospect and Prospect AMI (“Election Date”), TechXplore shall make an election as to the initial working interest (“Working Interest”) it desires to own in the Prospect AMI by providing written notice thereof to Century. TechXplore may elect to participate for a five percent (5%), ten percent (10%), fifteen percent (15%), twenty percent (20%) or twenty five percent (25%) Working Interest in the Prospect AMI. If, prior to the Election Date, TechXplore notifies Century that it does not wish to take any Working Interest participation in the Prospect AMI or fails to elect to participate by the Election Date, the procedures in Section 6(f) shall apply and TechXplore shall have no Working Interest in the Prospect AMI other than its farm-out interest provided for in Section 6(f). On the Election Date, TechXplore shall be obligated to pay to Century its proportionate share of the Prospect fee as set forth Section 6(e).

(b) Century shall prioritize the Prospects and at its sole discretion determine the timing of leasing and drilling each Prospect. For each Prospect to be drilled and developed by the Participants, Century shall be the operator for such Prospect and the Participants shall enter into a Joint Operating Agreement, in a form substantially similar to the one contained in Exhibit “C” attached hereto (the “JOA”) that shall govern the Exploration Activities within the Prospect AMI (unless prior commitments under a farm-out agreement otherwise dictate that another operator or other form of operating agreement shall be used). The Parties shall record a memorandum of the JOA at the time the lease assignments are recorded.

(c) At such time that Century deems advisable, it shall commence the acquisition of leases within a specific Prospect AMI. TechXplore shall be obligated to fund its proportionate share of lease costs (as determined by the Working Interest percentage so elected in Section 6(a)). From time to time, Century shall invoice TechXplore for its share of lease acquisition costs and TechXplore shall remit payment to Century within thirty (30) days of receipt of Century’s invoice. Upon receipt of payment, Century shall assign to

TechXplore’s its proportionate share of the leases by means of an assignment in a form substantially similar to that contained in Exhibit “D” attached hereto (the “Assignment”). In the event that TechXplore does not timely pay Century for its share of lease acquisition costs as provided for herein, TechXplore shall have no right to participate in that Prospect AMI, except as provided for in Section 6(f).

(d) TechXplore shall pay for its Working Interest share of drilling and all other costs incurred in each Prospect AMI in accordance with the JOA.

(e) In addition to its obligation to fund its proportionate share of the costs attendant to acquiring leases and drilling and developing each Prospect, TechXplore shall pay to Century its proportionate share (to the extent of TechXplore’s Working Interest) of a Prospect fee equal to $200,000 per Prospect for the 8/8ths interest for any Prospect to be drilled to a true vertical depth of 5,000 feet or greater and $100,000 for the 8/8ths interest for any Prospect to be drilled to a true vertical depth of less than 5,000 feet. The Prospect fee is intended as a partial reimbursement to Century for general and administrative, geological and geophysical and seismic acquisition and reprocessing costs incurred by Century. The Prospect fee shall attach to all Prospects generated pursuant to this Agreement.

(f) In the event that TechXplore elects not to participate for a Working Interest with respect to any Prospect AMI, or elects to participate for a Working Interest less than twenty five percent (25%), Century or its designee shall have the exclusive right to acquire by farm-in the Working Interest not taken by TechXplore at a percentage equal to twenty five percent (25%) less the Working Interest percentage in which TechXplore elects at the Election Date (“Farm-in Interest”). Century or its designee shall pay one-hundred percent (100%) of the prospect fee and lease acquisition costs attributable to the Farm-in Interest and one-hundred percent (100%) of the drilling costs attributable to the Farm-out Interest to the casing point on the initial well drilled within the Prospect AMI. By funding these costs, Century or its designee shall earn a working interest in the Prospect AMI equal to seventy-five percent (75%) of the Farm-in Interest in the Prospect AMI. If, at the casing point, TechXplore elects to participate for the remaining twenty-five percent (25%) of the Farm-in Interest (which election shall be made within three (3) days of completion of logging and other formation evaluation tests conducted on the initial well drilled in the Prospect AMI), then TechXplore shall be obligated to fund its proportionate share of all ongoing costs of development of the Prospect attributable to that portion of the Farm-in Interest in accordance with the JOA and Century shall assign to TechXplore its proportionate share of the leases attributable to the remaining twenty-five percent (25%) of the Farm-in Interest by means of an Assignment. If TechXplore elects not to participate, or fails to make an election in the allotted time period, for such twenty-five percent (25%) of the Farm-in Interest in the Prospect at the casing point, Century or its designee shall earn one-hundred percent (100%) of Farm-in Interest in the Prospect AMI. For all operations conducted subsequent to the casing point of the initial well drilled within the Prospect AMI, Century or its designee shall be obligated to pay its actual proportionate share of all costs in accord with its ultimate working interest ownership in the Prospect AMI.

(g) Notwithstanding anything contained herein to the contrary, TechXplore’s working interest (prior to its option to acquire twenty five percent (25%) of the Farm-in Interest at the casing point of the initial well drilled within in any Prospect AMI) in the following Prospect AMI’s shall be as hereafter stipulated; (i) Bay St. Louis — zero percent (0%); (ii) Shamu — five percent (5%); (iii) Flipper — five percent (5%); (iv) Dory five percent (5%); (v) Barracuda — zero percent (0%); (vi) Trinidad - zero percent (0%); (vii) Trinidad North - zero percent (0%); (viii) Bayou Postillion North - zero percent (0%); zero percent (0%); (ix) Pierre Pass - zero percent (0%). Within thirty 30) days of execution of this Agreement, TechXplore shall reimburse Century for its proportionate share of the Prospect fee and lease acquisition costs already expended for the foregoing Prospects in which it has an initial working interest.

(h) If Century decides not to proceed with either the acquisition of leases or subsequent drilling of any Prospect, then at the earlier of (i) receipt of written notice by TechXplore from Century, which Century is not obligated to provide, stating that Century does not intend to drill the Prospect or (ii) two (2) years from the written designation of the Prospect, TechXplore shall have an option to farm-in to Century’s Percentage Interest in that Prospect on terms to be mutually agreed by the Participants.

Section 7. Special Provisions — Tuscaloosa Marine Shale. Notwithstanding anything herein contained to the contrary the following shall apply to the Tuscaloosa Marine Shale (“TMS”) AMI, the boundary of which is depicted in Exhibit “A-3”.

(a)	TechXplore waives its right to its Percentage Interest in the leases in the TMS AMI. In consideration of the foregoing, TechXplore is hereby granted a six and one quarter percent (6.25%) working interest after Project Payout (as hereinafter defined) from Century’s working interest in the leases acquired in the TMS AMI.

(b)	For purposes of this Section 7, “Project Payout” shall refer to that point in time at which Century has recouped from the sale of Hydrocarbons produced from the TMS AMI and/or from the sale of any or all of its working interest or royalty interest in the leases within the TMS AMI, all of its costs related to its Exploration Activities in the TMS AMI, including land, legal, seismic, drilling, completion, hookup and related operating expenses. The after Project Payout working interest shall be conveyed to and vested in TechXplore out of Century’s working interest at the time of Project Payout.

(c)

The APO ORR which would otherwise be applicable to an Exploration Area AMI shall be amended in the case of the TMS AMI, so that the same becomes a before payout over-riding royalty (“BPO ORR”), which shall be equivalent to a one and one half percent (1.5%) over-riding royalty carved out of Century’s working interest in each TMS AMI lease, and shall be assigned to TechXplore as soon as is practical after execution of this

Agreement. On any future leases acquired within the TMS AMI said assignment of the BPO ORR shall be made within ninety (90) days from such lease acquisition.

Section 8. After Payout Overriding Royalty. TechXplore shall be entitled to receive an after Payout (as hereinafter defined) overriding royalty interest (“ORR”) in and to each Prospect AMI (the “APO ORR”) that becomes subject to this Agreement. The APO ORR shall be granted at the time that the assignments of working interest within each Prospect AMI are conveyed, as described in Section 6(c). The APO ORR shall be the equivalent of one and one half percent (1.5%) on all leases in each Prospect AMI in which the assigned net revenue interest is seventy five percent (75%) or more, and shall be the equivalent of one percent (1%) on all leases in each Prospect AMI in which the assigned net revenue interest is less than seventy five percent seventy five percent (75%). For purposes of this Section 8, “Payout” shall be calculated on a well by well basis and be defined as that point in time at which all of Participants’ and/or assignees costs, including but not limited to drilling, completing, hooking-up, equipping and operating each well within each Prospect AMI (and for the first well drilled within the Prospect AMI, the Participants’ and/or assignees initial leasehold acquisition costs related to the Prospect AMI) have been recovered by the Participants out of the production from that particular well, after payment of royalties and other lease burdens (created prior to the time that the Participants acquire their interests therein), and severance taxes. TechXplore acknowledges and agrees that an additional after payout overriding royalty interest will be simultaneously assigned to other employees of Century’s Parent (“Century’s APO ORR”). Century’s APO ORR will be equal in all respects to the APO ORR. The total of both overrides will apply to the combined interests of all the Participants and each Participant shall bear its proportionate share of both the APO ORR and Century’s APO ORR.

Section 9. Term. This Agreement shall continue in full force and effect from the Effective Date to December 31, 2010 (the “Term”).

Section 10. Joint Operating Agreement. All leases jointly owned by Century and TechXplore acquired under the terms of this Agreement shall be subject to a JOA particular to each Prospect AMI. A JOA shall be executed for each Prospect AMI, with the appropriate operator designated. All operations conducted on any acreage or lease(s) included within a Prospect AMI shall be conducted pursuant to the JOA and if there is a conflict between this Agreement and the JOA, the provision of the executed JOA shall control for each Prospect AMI.

Section 11. Meetings. The Participants shall, from time to time, hold meetings (whether in person or telephonic ally) to discuss the conduct of the Exploration Activities. These meetings shall be held as frequently as deemed necessary, but in no event less than once each calendar month discuss. Notice shall be provided by the Participant proposing the meeting to the other at least five (5) business days in advance of the meeting, which shall specify the date, time, location and agenda for the meeting.

Section 12. Preferential Right to Purchase Producing Properties. Should TechXplore desire to sell all or any part of its interest in Hydrocarbons discovered pursuant to this Agreement, it shall give written notice to Century together with full information concerning the interests proposed to be sold. Century shall have a right for a period of thirty (30) days after receipt of such notice to negotiate a cash purchase of such interests. In the event TechXplore is satisfied with Century’s cash offer, the Participants shall proceed with the closing of such a transaction within a period of sixty (60) days of such agreement. In the event that TechXplore is not satisfied with Century’s offer, it may conclude a sale of the Hydrocarbons to a third party, so long as any third party sale is concluded for consideration in excess of that offered by Century.

Section 13. Audits. TechXplore shall have the right to conduct audits of Century’s accounts and records relating to this Agreement. Any such audit shall be conducted in accordance with the procedures provided for in the COPAS Addendum to the form of JOA attached hereto.

Section 14. Other Business Opportunities. During the Term, the Participants are free to pursue business opportunities affecting acreage outside of the Exploration Area independently or with third parties. However, within the Exploration Area it is understood that any such opportunities involving Exploration Activities, the acquisition of 3D or 2D seismic or the acquisition of producing Hydrocarbon properties shall be shared, on a first right of refusal basis, between the Participants in accordance with their Percentage Interests. When such an opportunity arises, the initiating Participant shall provide written notice to the other, such notice containing all of the particulars of the opportunity, including the financial requirements and time constraints for evaluation and investment. If the Participants agree to jointly pursue any such opportunity, the Participants shall be required to fund that opportunity in accordance with their respective Percentage Interests. It is understood and agreed that any acquisition of 3D Data and or the acquisition of new speculative seismic purchases to be undertaken during the Term shall be subject to Century’s approval at its sole discretion.

Section 15. Representations. Each party represents that it: (a) is duly organized in the State of its organization; and (b) is or shall be qualified to do business in and is in good standing in all jurisdictions where appropriate for the conduct of their respective businesses, including the business to conducted hereunder; and (c) has fulfilled all necessary corporate or other prerequisites for the execution and delivery of this Agreement and the performance of its respective obligations hereunder.

Section 16. No Partnership. Notwithstanding anything contained in this Agreement, or in any document executed in connection with or pursuant to this Agreement, the parties acknowledge that this Agreement, and the documents which may be executed in connection herewith or pursuant hereto, are not intended, and shall not be construed to, create a partnership, joint venture, agency relationship, or other fiduciary relationship among the parties hereto within the meaning of any applicable law. The parties expressly agree that neither of them shall be responsible for the obligations of the other parties, each being responsible only for its own obligations arising hereunder and liable only for its allocated share of the costs and expenses incurred hereunder. It is not the purpose or intention of this Agreement to create, and this Agreement should not be construed as creating, a relationship whereby any of the parties shall be held liable for acts of another.

Section 17. Notices. All notices, proposals, requests, consents, communications, reports, bills, calls or demands for payment or other documents required or permitted hereunder shall be deemed to have been received by the party to which they are addressed where properly mailed by first class United States mail, postage prepaid or if sent by e-mail, overnight courier, or facsimile with an answer back addressed to each party as follows.

If to Century’s Parent:	RAAM Global Energy Company 1537 Bull Lea Road, Suite 200 Lexington, Kentucky 40511 Attn: Howard Settle Telephone: 859-977-1563 Telecopier: 859-233-7471 E-mail: Howard.Settle@raamglobal.com

If to Century:	Century Exploration Houston, Inc. 1537 Bull Lea Road, Suite 200 Lexington, Kentucky 40511 Attn: Howard Settle Telephone: 859-977-1563 Telecopier: 859-233-7471 E-mail: Howard.Settle@raamglobal.com

If to TechXplore:	TechXplore, LP 10210 Grogan’s Mill Road, Suite 300 The Woodlands, Texas 77380 Attn: Wayne Adams Telephone: 281-362-3664 Telecopier: 281-362-7124 E-mail: Wayne.Adams@centuryx.com

The address of any party may be changed by such party’s notice in writing, directed to the other parties.

Section 18. Assignment. This Agreement, and the rights, duties and obligations hereunder, may not be assigned, in whole or in part, by any party, without the prior written consent of the others. Any assignment made in violation of this Section 18 shall be void as between the assigning party and the other parties hereto; and (a) the assigning party shall remain liable to the other parties for the discharge of its duties and obligations arising under this Agreement and (b) the remaining parties shall (i) have no obligation to communicate with, or accept performance by, anyone other than the assigning party, and (ii) not be deemed to have consented to, ratified or adopted an assignment in violation of this Section 18 any act or omission other than the issuance of the written consent specified above.

Section 19. Governing Law. This Agreement shall be governed by the laws of the State of Texas and shall be subject to all applicable State and Federal laws, rules and regulations of public bodies having jurisdiction over the AMI’s. In the event any provision of this Agreement is, or the operations contemplated hereby are found to be, inconsistent with or contrary to any such laws, rules, or regulations, the latter shall be deemed to control. Thereafter, this Agreement shall be regarded as modified accordingly, and, as so modified, shall continue in full force and effect

Section 20. Confidentiality. All data (including, the 3D Data), information and materials procured, furnished, or otherwise available, by or to either Participant shall be kept confidential among the parties to this Agreement and may not be disclosed to third parties, except (i) to the extent required by law or governmental regulation, (ii) by a Participant to its bank or other financial institution in connection with its financing of such party’s Exploration Activities, or (iii) by a Participant to a bona fide purchaser of Hydrocarbons or (iv) as both Participants and Century’s Parent may agree. In the case of parties such as are described in (ii) or (iii) in the preceding sentence, such third party will sign a non-disclosure agreement before receipt of any confidential information. The Participants shall cooperate with each other in the preparation of any press release or public announcement (other than information which may be required to be disclosed to the public pursuant to any regulatory agency in the United States, or other jurisdiction, or pursuant to the rules of any stock exchange in which the stock of any party or its parent corporation are publicly traded).

Section 21. Miscellaneous.

(a) This Agreement constitutes the entire agreement between the parties and supersedes any and all other written or oral agreements or understandings between the parties concerning the subject matter hereof. No modification or amendment of the terms and provisions of this Agreement shall be effective unless in writing and executed by all the parties.

(b) If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties that the balance of this Agreement be enforced to the fullest extent permitted by applicable law.

(c) This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns.

(d) The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

(e) This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, and such counterparts, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CENTURY EXPLORATION HOUSTON, INC.

By:	/s/ Howard A. Settle
Howard A. Settle
President

TECHXPLORE, L.P.

By:	TechXplore Operating, L.L.C.,
General Partner

By:	/s/ Wayne Adams
Wayne Adams
Manager

RAAM GLOBAL ENERGY COMPANY

By:	/s/ Howard A. Settle
Howard A. Settle
President

EXHIBITS TO PARTICIPATION AND EXPLORATION AGREEMENT

Exhibit “A”	-	Plat of AMIs (A-1 through A-3)

Exhibit “B”	-	Employment Agreements (B-1 through B-6)

Exhibit “C”	-	Joint Operating Agreement

Exhibit “D”	-	Form of Assignment